Filed pursuant to Rule 424(b)(3)
Registration No. 333-271063

PROSPECTUS SUPPLEMENT NO. 1

(To the prospectus dated May 1, 2023)

Up to 4,403,294 Ordinary Shares Issuable Upon Exercise of Warrants

Up to 31,066,909 Ordinary Shares Offered by Selling Securityholders

Up to 151,699 Warrants to purchase Ordinary Shares offered by the Sponsor

This prospectus supplement supplements the prospectus, dated May 1, 2023 (the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-271063). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 6-K filed with the Securities and Exchange Commission (the “SEC”) on May 22, 2023 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of 4,403,294 Ordinary Shares consisting of (i) 4,251,595 of our ordinary shares, CHF 0.01 nominal value, (“Ordinary Shares”) that may be issued upon exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50 (the “Public Warrants”), and (ii) 151,699 Ordinary Shares that may be issued upon exercise of warrants issued to LSP Sponsor EBAC B.V. (the “Sponsor”) and its transferees to purchase Ordinary Shares at an exercise price of $11.50 (the “Private Placement Warrants”). We refer to the Public Warrants and the Private Placement Warrants together as the “Warrants.” The Warrants were originally issued by European Biotech Acquisition Corp. (“EBAC”) entitling the holder to purchase one share of the EBAC Class A Common Stock (as defined below) at an exercise price of $11.50 per share (“EBAC Warrants”) and automatically converted into Warrants on substantially the same terms as the EBAC Warrants, entitling the holder to purchase our Ordinary Shares on the closing of the Business Combination among us, EBAC and Oculis SA (“Legacy Oculis”). The Business Combination is described in greater detail in the Prospectus in the section entited “Prospectus Summary – Recent Developments – Business Combination.” Capitalized terms used in this prospectus supplement and not otherwise defined have the meanings set forth in the Prospectus.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (collectively, the “Selling Securityholders”), or their permitted transferees, of up to (i) 7,118,891 Ordinary Shares subscribed for by the Selling Securityholders, for a subscription price of $10.00 per share, in the context of the PIPE Financing, (ii) 1,967,000 Ordinary Shares that were issued to the Selling Securityholders upon the conversion of the Convertible Loan Agreements, (iii) 2,047,302 Ordinary Shares issued to the Sponsor and its transferees in exchange for EBAC’s Class B Common Stock, par value $0.0001 (the “EBAC Class B Common Stock” or the “Founder Shares”) in connection with the Business Combination, (iv) 151,699 Ordinary Shares issuable upon exercise of Private Placement Warrants, (v) 19,782,017 Ordinary Shares issued to certain former shareholders of Legacy Oculis in exchange for their Oculis Ordinary Shares in connection with the Business Combination (subject to lockups), and (vi) 151,699 Private Placement Warrants, which were purchased by the Sponsor at a price of $1.50 per warrant.

The Ordinary Shares and Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “OCS” and “OCSAW” respectively. On May 19, 2023, the closing price of the Ordinary Shares on Nasdaq was $12.06.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are a “foreign private issuer” under applicable Securities and Exchange Commission (the “SEC”) rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are eligible for reduced public company disclosure requirements.

You should read this prospectus supplement carefully before you invest in our securities. Investing in our securities involves risks. See “Risk Factors ” beginning on page 23 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS SUPPLEMENT DATED MAY 24, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

OF THE SECURITIES EXCHANGE ACT OF 1934

For the Month of May 2023

(Commission File No. 001-41636)

Oculis Holding AG

(Translation of registrant’s name into English)

Bahnhofstrasse 7

CH-6300

Zug, Switzerland

(Address of registrant’s principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒                Form 40-F  ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

On May 22, 2023, Oculis Holding AG (the “Company”) issued a press release announcing positive topline results from Stage 1 of the DIAMOND Phase 3 trial in Diabetic Macular Edema with OCS-01 eye drops and held a conference call. Topical OCS-01 met the primary and secondary endpoints in Stage 1 with robust statistical significance. The primary endpoint was mean change in BCVA compared to baseline at Week 6. OCS-01 showed a statistically significant improvement in BCVA over baseline compared to vehicle (OCS-01: 7.2 letters vs vehicle: 3.1 letters, p=0.007). This effect was sustained to Week 12 with statistical significance (OCS-01: 7.6 letters vs vehicle: 3.7 letters, p=0.016). The Company also observed a higher percentage of patients in the OCS-01 group who achieved >15-letter improvement in BCVA from baseline vs vehicle at Week 6 (OCS-01: 25.3% vs vehicle: 9.8%, p=0.015), which was sustained to Week 12 (OCS-01: 27.4% vs vehicle 7.5%, p=0.009). The effect on retinal thickness was also observed with a statistically significant decrease in CST at Week 6 vs baseline in the OCS-01 treatment arm (OCS-01: -63.6 µm vs vehicle: +5.5 µm, p<0.0001). The decrease in retinal thickness persisted to Week 12 (-61.6 µm vs -16.0 µm, p=0.004). OCS-01 was well tolerated, with no unexpected adverse events observed. The OCS-01 development program will continue as planned with Stage 2 which includes two global trials, each enrolling approximately 350-450 patients. The Company expects to begin Stage 2 of the DIAMOND trial in the second half of this year. Enclosed hereto are copies of the press release and related investor presentation, which is also available on the Company’s website.

The information contained in this Form 6-K, including Exhibits 99.1 and 99.2, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated May 22, 2023

99.2	Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OCULIS HOLDING AG

Date: May 22, 2023	By:	/s/ Sylvia Cheung
Sylvia Cheung Chief Financial Officer

Exhibit 99.1

Oculis Announces Positive Top Line Results from DIAMOND Stage 1 Phase 3 Trial in Diabetic Macular Edema with OCS-01 Eye Drops

•

DIAMOND trial in Diabetic Macular Edema (DME) with topical OCS-01 met its stage 1 objective of validating the loading and maintenance dosing regimen designed to optimize OCS-01 efficacy potential with robust statistical significance

•

Primary efficacy endpoint of mean change in Best Corrected Visual Acuity (BCVA) versus baseline at Week 6 showed statistically significant increase in visual acuity in the OCS-01 arm compared to vehicle arm

•

Statistically significant secondary endpoints showed higher percentage of patients achieving ≥15-letter improvement in BCVA and better improvement in retinal thickness in the OCS-01 arm versus vehicle arm

•	OCS-01 was well-tolerated with no unexpected adverse events observed

•	If approved, OCS-01 has the potential to become the first topical and non-invasive treatment for DME

•	An investor and analyst call will be held today at 8:00am US Eastern Time, details below

ZUG, Switzerland, and BOSTON, USA, May 22, 2023 – Oculis Holding AG (Nasdaq: OCS) (“Oculis”), a global biopharmaceutical company purposefully driven to save sight and improve eye care, today announced positive top line results from Stage 1 of its Phase 3 DIAMOND trial of OCS-01 eye drops in Diabetic Macular Edema (DME). DME is the leading cause of visual loss and legal blindness in patients with diabetes, affecting around 37 million people worldwide, with a significant number of patients left untreated due to a lack of convenient treatment options.

OCS-01 Positive Phase 3 Stage 1 Top Line Results Could Signify a Paradigm Shift in DME

DIAMOND (DIAbetic Macular edema patients ON a Drop) is a Phase 3, two-stage, double-masked, randomized, multi-center trial to assess the efficacy and safety of OCS-01 eye drops in DME patients. The primary objective of Stage 1 was to select the optimal dosing regimen. Stage 1 was conducted in 39 sites across the USA and Europe with 148 patients randomized 2:1 to receive OCS-01 (n=100) or vehicle (n=48) six times daily for a six-week loading phase and then three times daily for a subsequent six-week maintenance phase.

Stage 1 met the primary efficacy endpoint with a statistically significant improvement in mean BCVA “Early Treatment Diabetic Retinopathy Study” chart (BCVA ETDRS) score from baseline to Week 6 versus (vs) vehicle (OCS-01: 7.2 letters vs vehicle: 3.1 letters, p=0.007) demonstrating strong visual gain in the treatment arm. The effect was sustained to Week 12 with statistical significance (OCS-01: 7.6 letters vs vehicle 3.7 letters, p= 0.016). Furthermore, there was a higher percentage of patients in the OCS-01 group who achieved ≥15-letter improvement in BCVA from baseline vs vehicle at Week 6 (OCS-01: 25.3% vs vehicle: 9.8%, p=0.015), which was sustained to Week 12 (OCS-01: 27.4% vs vehicle 7.5%, p=0.009).

OCS-01, in this 3-month trial, has met both clinical efficacy endpoints (main BCVA change, proportion of patients with 3 lines gain) that are required for regulatory approval, if met at 12 months treatment duration.

An effect on retinal thickness was also observed with a statistically significant decrease in Central Subfield Thickness (CST) at Week 6 versus baseline in the OCS-01 treatment arm (OCS-01: -63.6 µm vs vehicle: +5.5 µm, p<0.0001). The decrease in retinal thickness persisted to Week 12 (-61.6 µm vs - 16.0 µm, p=0.004).

OCS-01 was well-tolerated with no unexpected adverse events observed.

The OCS-01 development program will continue as planned with Stage 2 which includes two global trials, each enrolling approximately 350-450 patients. Oculis expects to begin Stage 2 of the DIAMOND trial in the second half of this year.

Riad Sherif M.D., CEO of Oculis, said: “I am pleased and very encouraged that in Stage 1 of this trial, OCS-01 has met both primary and secondary endpoints in a robust and statistically significant manner. A topical agent has never demonstrated a positive result in DME. Now, OCS-01 has been validated in two different studies with consistent and repeated positive results. We remain focused on advancing with high priority the DIAMOND Phase 3 trial to Stage 2. This important milestone brings us one step closer to providing the first treatment in the form of eye drops to patients with DME which is a devastating and blinding disease.”

Arshad M. Khanani, M.D., M.A, Director of Clinical Research at Sierra Eye Associates and Clinical Associate Professor at University of Nevada, Reno School of Medicine, Reno, Nevada and Co-Principal Investigator for the DIAMOND trial, commented: “As a co-principal investigator of the Phase 3 DIAMOND trial, it is exciting to see the positive Stage 1 results from this trial. A 7.2 letters improvement in BCVA and a 63.6 µm reduction in CST at 6 weeks after initiating topical treatment with OCS-01 in patients with DME is clinically meaningful for treating physicians and patients. As anon-invasive treatment that has shown these positive results, OCS-01 has the potential of benefitting a large number of patients with DME if approved. I am looking forward to enrolling patients in Stage 2 of this trial.”

David S. Boyer, M.D., Adjunct Clinical Professor of Ophthalmology, Keck School of Medicine, University of Southern California, Los Angeles and Co-Principal Investigator for the DIAMOND trial, said: “The mechanism of DME involves both increased permeability and inflammation. Current anti-VEGFs are effective as anti-permeability agents but have no effect on inflammation. Therefore, a significant proportion of patients are sub-optimally treated with anti-VEGFs alone. If approved, OCS-01 has the potential to complement current treatment and address recalcitrant patients. Furthermore, since it is a topical agent, it has also the potential to be a first line treatment in DME, if approved. In short, I believe the impact of OCS-01 in DME could be a true game-changer.”

About OCS-01 eye drops and the OPTIREACH® technology

Leveraging Oculis’ proprietary Optireach® technology, OCS-01 is a novel, high concentration (15 mg/ml), topical formulation of dexamethasone. It is developed to reach the retina via an eye drop, a route of administration for DME that is in contrast with currently available therapies, all requiring the use of more invasive treatments such as ocular implants or intravitreal injections to deliver the medication to the retina. The Optireach® solubilizing formulation technology addresses the main limitations of conventional eye drops by improving the solubility of lipophilic drugs, increasing the residence time on the eye surface and thereby, enabling the drug passage from the eye surface to the posterior segment of the eye.

About Diabetic Macular Edema (DME)

DME is the leading cause of visual loss and legal blindness in patients with diabetes. Currently, it is estimated to affect around 37 million people worldwide and, with the rise of diabetes, the prevalence is expected to increase to 53 million by 20401,2. DME is an irreversible and progressive complication of diabetic retinopathy and is related to consistently high blood sugar levels that damage nerves and blood vessels in the macula, the area of the retina responsible for sharp vision. DME occurs when blood vessels in the retina swell, and then leak, leading to a fluid build-up (edema) into the retina. There remains a significant need for safer, more effective, longer lasting, and less burdensome treatments for DME patients.

Analyst and Investor Call

The Oculis management team will host an analyst and investor call on Monday, May 22nd at 8:00 am US Eastern Time to discuss the news. During the event, the Oculis management team will present the results of Stage 1, Pravin Dugel, M.D. (USA) will moderate questions and both co-principal investigators for the DIAMOND trial, Arshad M. Khanani, M.D. (USA) and David S. Boyer, M.D., (USA) will be present to answer clinical questions during the live Q&A session.

To access the live event online, please pre-register for the webcast here. To access the live event by phone, please pre-register for the conference call here. A replay of the webcast and accompanying slides will be available for 90 days following the event through the “Events and Presentations” page of the “Investors and Media” section of the company’s website.

-ENDS-

About Oculis

Oculis (Nasdaq: OCS) is a global biopharmaceutical company purposefully driven to save sight and improve eye care. Oculis’ highly differentiated clinical-stage pipeline comprises multiple innovative product candidates in development for eye diseases of high unmet need. It includes OCS-01 eye drops, a topical candidate in Phase 3 development for diabetic macular edema (DME) and inflammation and pain following ocular surgery; OCS-02 eye drops, a topical biologic candidate in Phase 2 development for dry eye disease (DED) and uveitis; and OCS-05, a disease modifying candidate for acute optic neuritis (AON) and other neuro-ophthalmic disorders, such as glaucoma, diabetic retinopathy, geographic atrophy, and neurotrophic keratitis. The first in-patient, proof-of-concept trial with OCS-05 is currently ongoing in France. Headquartered in Switzerland and with operations in the US, Europe, and China, Oculis’ goal is to deliver life-changing eye treatments to patients worldwide. The company is led by an experienced management team with a successful track record in the pharmaceutical industry, supported by leading international healthcare investors.

For more information, please visit: www.oculis.com

(1) Yau et al. Global Prevalence and Major Risk Factors of Diabetic Retinopathy, Diabetes Care 2012 Mar; 35(3): 556-564

(2) International Diabetes Federation – diabetesatlas.org Estimated diabetes prevalence worldwide in 2021: 537m, reaching 783m in 2045

Contacts

Investor Relations

LifeSci Advisors

Corey Davis, Ph.D.

cdavis@lifesciadvisors.com

+1-212-915-2577

Media Relations

Consilium Strategic Communications

Amber Fennell, Tracy Cheung, David Daley

oculis@consilium-comms.com

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward looking statements and information. For example, statements regarding the potential benefits of OCS-01, including patient impact and market opportunity; expectations for Stage 2 of the DIAMOND trial; the potential for OCS-01 to become the first topical and non-invasive treatment for DME; the potential for OCS-01 to complement anti-VEGF treatment; expected future milestones and catalysts; the initiation, timing, progress and results of Oculis’ clinical and preclinical studies; Oculis’ research and development programs, regulatory and business strategy, future development plans, and management; Oculis’ ability to advance product candidates into, and successfully complete, clinical trials; and the timing or likelihood of regulatory filings and approvals, are forward looking. All forward looking statements are based on estimates and assumptions that, while considered reasonable by Oculis and its management, are inherently uncertain and are inherently subject to risks, variability and contingencies, many of which are beyond Oculis’ control. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, assurance, prediction or definitive statement of a fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. The clinical data presented herein is preliminary and is subject to change, as analysis is ongoing. These results may not be reproduced in subsequent patients and clinical trials. All forward-looking statements are subject to risks, uncertainties and other factors that may cause actual results to differ materially from those that we expected and/or those expressed or implied by such forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Oculis, including those set forth in the Risk Factors section of Oculis’ filings with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. Oculis undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Exhibit 99.2

Rethinking Ophthalmology OCS-01 | DIAMOND Trial—DME Phase 3 Stage 1 Results May 22, 2023

Disclaimers This presentation is made pursuant to Section 5(d) and/or Rule 163B of the Securities Act of 1933, as amended, and is intended solely for investors that are qualified institutional buyers or certain institutional accredited investors solely for the purposes of familiarizing such investors with Oculis Holding AG and determining whether such investors might have an interest in a securities offering contemplated by Oculis Holding AG. Any such offering of securities will only be made by means of a registration statement (including a prospectus) filed with the U.S. Securities and Exchange Commission, after such registration statement becomes effective. No such registration statement has been filed, or become effective, as of the date of this communication. This communication shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. These slides and the accompanying oral presentation contain forward-looking statements and information. The use of words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify forward-looking statements. For example, all statements we make regarding the initiation, timing, progress and results of our preclinical studies, our clinical studies, our research and development programs, our regulatory strategy, our future development plans, our ability to advance product candidates into, and successfully complete, and the timing or likelihood of regulatory filings and approvals and statements regarding the potential therapeutic benefits and market opportunities of our product candidates are forward looking. All forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain. The clinical data presented herein is preliminary and is subject to change. These results may not be reproduced in subsequent patients and clinical trials. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the possibility that Oculis may be adversely affected by economic, business, and/or competitive factors; Oculis’ estimates of expenses and profitability; Oculis’ ability to develop, manufacture and commercialize the product candidates in its pipeline; actions of regulatory authorities, which may affect the initiation, timing and progress of clinical studies or future regulatory approvals or marketing authorizations; the ability of Oculis or its partners to enroll and retain patients in clinical studies; the ability of Oculis or its partners to gain approval from regulators for planned clinical studies, study plans or sites; Oculis’ ability to obtain and maintain regulatory approval or authorizations of its products, including the timing or likelihood of expansion into additional markets or geographies; the success of Oculis’ current and future collaborations, joint ventures, partnerships or licensing arrangements; the ongoing and evolving COVID-19 pandemic on Oculis’ business, financial position, strategy and anticipated milestones; and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in documents that Oculis may from time to time file or furnish with the SEC. Any forward-looking statement speaks only as of the date on which it was made. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. This presentation and information contained herein constitutes confidential information and is provided to you on the condition that you agree that you will hold it in strict confidence and not reproduce, disclose, forward or distribute it in whole or in part and is intended for the recipient hereof only. Copyright of this presentation is owned by Oculis. No part of this presentation may be reproduced in any manner without the permission of Oculis. 2

Agenda Opening Remarks Sylvia Cheung 01 Chief Financial Officer OCS-01 Phase 3 DIAMOND Riad Sherif, M.D. 02 Stage 1 Chief Executive Officer Q&A Session David Boyer, M.D., Keck School of Medicine (USC); Co-PI for DIAMOND Study Moderated by: Arshad Khanani, M.D., M.A., Sierra Eye Associates, University of Nevada; Co-PI for DIAMOND Study 03 Pravin Dugel, M.D., Director Riad Sherif, M.D., Chief Executive Officer Sylvia Cheung, Chief Financial Officer Concluding Remarks Riad Sherif, M.D. 04 Chief Executive Officer 3

Rethinking Ophthalmology OCS-01 | DIAMOND Trial—DME Phase 3 Stage 1 Results May 22, 2023

Ph 3 Stage 1: OCS-01 Eye Drops for DME Meets Primary Endpoint

Oculis

Rapid and sustained improvements in vision and anatomic structure with robust statistical significance

Primary Objective Achieved	• Results validated loading and maintenance regimen to optimize OCS-01 efficacy potential in DME

Met Primary and Secondary Endpoints with Robust Statistical Significance	Primary Endpoint:
	• Mean change in BCVA letter score at week 6:
	  • **+7.2** with OCS-01 vs. **+3.1** with vehicle **(p = 0.007)**
	Secondary Endpoints:
	• Percentage with ≥ 3-line (15 letter) gain in BCVA at week 6:
	  • **25.3%** with OCS-01 vs. **9.8%** with vehicle **(p = 0.015)**
	• Mean change in CST at week 6:
	  • **-63.6 µm** with OCS-01 vs. **+5.5 µm** with vehicle **(p < 0.0001)**
	All differences maintained or improved at week 12
	No unexpected safety findings

Next Step: Phase 3 Stage 2	• Two global, 52-week Phase 3 trials commencing in 2H 2023; N = 350-450 for each • Designed to support NDA for OCS-01 as treatment for DME

5

DME is a Large and Growing Market with Critical Unmet Needs OCS-01 Eye Drops: potential to expand pool of treated DME patients & improve outcomes for those currently treated Growing DME patient Only invasive Late start population size(1) treatments approved of treatment Global DME Patients DME –Treatment rate and (7% of diabetics(2)) market size in G7 countries (US, EU5 and JP)(4) 2045 53m+ 2021 Undiagnosed $8bn (46%) 37m Untreated (58%) High burden of treatment Diagnosed (54%) $6bn A leading cause of new cases of (5) Treated (42%) Low patient compliance $3bn blindness in US adults(3) 2019 2029 Current therapies sold ~$3B in 2019 with rapid growth(4) (1) International Diabetes Federation – diabetesatlas.org Estimated diabetes around the world in 2021: 537m, reaching 783m in 2045 (2) Yau et al. Global Prevalence and Major Risk Factors of Diabetic Retinopathy, Diabetes Care 2012 Mar; 35(3): 556-564. (3) https://preventblindness.org/diabetic-macular-edema-dme/ (4) DRG Diabetic Macular Edema / Diabetic Retinopathy Disease Landscape & Forecast 2020 6 (5) Berenberg and Kiss: “Real-World Utilization of Anti-VEGF Agents”, Review of Ophthalmology, Feb 5, 2016 6

OCS-01 | Current DME Treatment Paradigm Leaves Two Patient Segments Undertreated and Losing Vision

Oculis

Patient presents with DME symptoms

➡ Diagnosed by OCT[1]



DME recent onset	DME with mild visual impairment	DME with moderate to severe visual impairment
24%[2]	43%[2]	33%[2]

DME Disease Progression and Treatment Landscape

Current Treatment	1st line: Observation → Laser	1st line: Anti-VEGF → Laser / Steroid implant
Unmet Needs	❶ ✗ Lack of pre-invasive treatment ▪ ~ 19% of patients with good vision experience deterioration by ≥ 5 letters over 2 years[3]	❷ ☑ 60% Adequate response ❸ ✗ 40% Inadequate response ▪ Low anti-VEGF response rate[5] ▪ Combination to drive efficacy and or durability

Addressable US patient population: 1.2 million[4][6]

(1) Optical coherence tomography (OCT) imaging.
(2) Baseline Demographics and Clinical Characteristics of Treatment-Naive Patients with Diabetic Macular Edema Listed in the IRIS Registry (Table S1) www.aao.org
(3) Baker, Carl W., et al. "Effect of initial management with aflibercept vs laser photocoagulation vs observation on vision loss among patients with diabetic macular edema involving the center of the macula and good visual acuity: a randomized clinical trial." Jama 321.19 (2019): 1880-1894.
(4) Gonzalez 2016 Early and Long-term Responses to VEGF Therapy in DME: Analysis of protocol I data
(5) Kiss 2014 ; Berenger and Kiss, Feb. 2016, Real-world Utilization of VEGF agents (DME section), Review of Ophthalmology https://www.reviewofophthalmology.com/article/realworld-utilization-of-antivegf-agents
(6) Decision Resources Group: DME – DR Landscape Forecast – Disease Landscape Forecast 2020

7

OCS-01 | First Eye Drop for DME – Results Consistent with Previous Trials

OCS-01 shown to be superior to vehicle on BCVA and CST endpoints in Phase 2 trial

Unique product candidate with clinically validated MOA

OCS-01: High-concentration Optireach® formulation of dexamethasone (15mg/ml)

OPTIREACH®
Formulation Technology



Cyclodextrin
Drug molecule
Single complex
Water-soluble complexes

Ozurdex®, an IVT implant of dexamethasone, is FDA-approved for DME and annualizing at $460M and 7% growth[1]

Positive results in exploratory and Phase 2 studies in DME

DME Exploratory 1[2]
19 pts Tanito Study successfully completed

DME Exploratory 2[3]
22 pts Ohira Study successfully completed

DME Phase 2[4] 144 pts
Randomized & double-masked successfully completed

Positive Phase 2 results[5]

Change in BCVA & CST
(Same Patient Population as Ph3 Diamond Trial)



Mean Change in BCVA From Baseline
0.9
3.8
Vehicle (n = 14)
OCS-01 (n = 45)
Mean Change in CST From Baseline (µm)
Vehicle (n = 15)
OCS-01 (n = 45)
-23.1
-77.4

Phase 2 results supported successful End of Phase 2 Meeting

1. Abbvie Q1 2023 earnings report
2. Investigator-initiated, open-label, single-center study. Tanito M, et al. Invest Ophthalmol Vis Sci. 2011;52:7944-7948
3. Ohira A, et al. Acta Ophthalmologica. 2015;93:610-615. Ohira A, et al. Acta Ophthalmologica. 2015;93:610-615.
4. DME Phase 2: Note: Data presented at Angiogenesis, Exudation and Degeneration, 2020 by KOL (Dugel P.)
5. Dugel PU. The Oculis OCS-01 phase 1/2 study: an effective topical therapeutic for DME. Presented at: Angiogenesis, Exudation, and Degeneration 2020; Feb. 8, 2020; Miami

Central macular thickness (CMT); Best-corrected visual acuity (BCVA)
visual acuity (BCVA); Dugel PU. The Oculis OCS-01 phase 1/2 study: an effective topical therapeutic for DME. Presented at: Angiogenesis, Exudation, and Degeneration 2020; Feb. 8, 2020; Miami.

8

Stage 1 Trial Results

OCS-01 | Phase 3 Program in DME Patients

Oculis

Loading dose regimen & enriched population increase probability of success

Key Enrollment Criteria

- Age 18-85 years
- Diabetes mellitus 1 and 2
- ETDRS BCVA letter score: 24 - 65
- Retinal thickness (CST) ≥ 310 µm
- Anti-VEGF and corticosteroid naïve or agree to washout

R

2:1

Stage 1 (N = 148)

6 weeks	6 weeks
OCS-01 6x/day	OCS-01 3x/day
Vehicle 6x/day	Vehicle 3x/day

Stage 2 (N = 350 – 450 per trial; 1:1 Randomization)

52 weeks

- OCS-01: 6x/day weeks 1 - 6; 3x/day weeks 7 - 52
- Vehicle: 6x/day weeks 1 - 6; 3x/day weeks 7 - 52

End of Trial

Washout (if needed): 3 - 6 months depending on prior treatment → 2:1 Randomization → Stage 1: determine dose & sample size for Stage 2 → Stage 2: dose regimen and sample size informed by Stage 1 results

Stage 1: Assess if loading dose optimizes efficacy

1⁰ endpoint: Change in BCVA ETDRS letter score at wk 6
2⁰ endpoint: % with a ≥ 3-line (15 letters) gain in BCVA at wk 6
2⁰ endpoint: Change in CST as measured by SD-OCT(1) at wk 6
2⁰ endpoint: Change in BCVA at wk 12

Stage 2: Two Phase 3's to support NDA filing for DME

1⁰ endpoint: BCVA at wk 52
Key 2⁰ endpoint: ≥ 3-line (15 letters) at wk 52
2⁰ endpoint: CST at wk 52

(1) Spectral Domain Optical Coherence Tomography

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OCS-01 | Phase 3 in DME Patients – Stage 1 Loading dose regimen & enriched population increase probability of success Key Enrollment Criteria Age 18-85 years 6-week Loading Phase 6-week Maintenance Phase Diabetes mellitus 1 and 2 n = 100 OCS-01 6x/day OCS-01 3x/day ETDRS BCVA letter score: 24—65 Retinal thickness (CST) ≥ 310 µm R n = 48 Vehicle 6x/day Vehicle 3x/day Anti-VEGF and corticosteroid 2:1 naïve or agree to washout 1â° endpoint End of Stage 1 assessment Washout (if needed): 3—6 months 2:1 6-week loading phase followed by 6-week maintenance phase depending on prior treatment Randomization Assessments at baseline, weeks 2, 4, 6, 8, and 12 Stage 1 : Assess if loading dose optimizes efficacy 1â° endpoint: Change in BCVA ETDRS letter score at wk 6 2â° endpoint: % with a ≥ 3-line (15 letters) gain in BCVA at wk 6/12 2â° endpoint: Change in CST as measured by SD-OCT(1) at wk 6/12 2â° endpoint: Change in BCVA at wk 12 (1) Spectral Domain Optical Coherence Tomography 11 .

Patient Disposition ITT population Screened n = 288 Randomized n = 148 OCS-01 Vehicle n = 100 n = 48 Discontinued trial Discontinued trial Withdrawn: n = 1 Withdrawn: n = 3 AE: n = 9 AE: n = 5 Other: n = 5 Other: n = 1 Completed 12 weeks Completed 12 weeks n = 85 n = 39 AE, adverse event; ITT, intention-to-treat. Data, analysis and conclusions are preliminary, and subject to change as full analysis is ongoing. 12

Demographics: Well-balanced Between Arms Parameter OCS-01 (n = 100) Vehicle (n = 48) Age, mean (SD), years 61.9 (9.0) 63.9 (7.3) Male, n (%) 53 (53.0) 26 (54.2) Duration of DME, mean (SD), years 2.0 (2.6) 1.9 (2.7) BCVA, mean (SD), ETDRS letter score 57.5 (9.3) 58.3 (7.5) CST, mean (SD), µm 453.0 (131.8) 445.3 (112.5) IOP(1), mean (SD), mmHg 15.3 (3.1) 14.7 (3.0) (1) Intraocular pressure. Data, analysis and conclusions are preliminary, and subject to change as full analysis is ongoing. 13 .

Primary Endpoint Achieved with Robust Statistical Significance Rapid improvement in vision with OCS-01 treatment, as assessed by BCVA Strong Improvement in Vision with OCS-01 at Week 6 9.0 OCS-01 (N = 100) 8.0 7.2 Baseline letters 7.0 Vehicle (N = 48) P = 0.007 From 6.0 ETDRS (95% CI, 1.1-7.0) 6, 5.0 Change 4.0 Week 3.1 SE) to 3.0 (± BCVA 2.0 Mean LS in 1.0 0.0 OCS-01 Vehicle Loading Phase (week 6), ITT Population BCVA, best corrected visual acuity; CI, confidence interval; ETDRS, Early Treatment Diabetic Retinopathy Study; ITT, intention-to-treat; LS, least squares; SE, standard error. Multiple imputations for missing data. Imputation rules are applied based on a pattern-mixed model approach. 14 Data, analysis and conclusions are preliminary, and subject to change as full analysis is ongoing.

Improvement in Vision with OCS-01 Sustained to Week 12 Rapid improvement in BCVA with loading dose regimen sustained with maintenance regimen Loading Phase (6x/day) Maintenance Phase (3x/day) in P = 0.007 9 OCS-01 (N = 100) (95% CI, 1.1-7.0) 8 7.6 7.2 7.1 P = 0.016 Vehicle (N = 48) Baseline 7 (95% CI, 0.7-7.0) 6.0 From letters 6 4.9 5 ETDRS 4 4.7 Change 3 3.7 SE) 3.2 3.1 (± BCVA, 2 2.9 Mean 1 LS 0 0 2 4 6 8 12 Weeks ITT Population BCVA, best corrected visual acuity; ETDRS, Early Treatment Diabetic Retinopathy Study; ITT, intention-to-treat; SD, standard deviation; SE, standard error. Multiple imputations for missing data. Imputation rules are applied based on a pattern-mixed model approach. 15 Data, analysis and conclusions are preliminary, and subject to change as full analysis is ongoing.

25% of OCS-01 Patients Achieve ≥ 3 Line Improvement in BCVA at Week 6 3-line (15 letter) improvement in BCVA deemed highly clinically relevant Vision Gainers Analysis at Week 6 ≥ 15-Letter Gain 30 6 25.3% 25 Week to P = 0.015 Gaining 20 Baseline OCS-01 (N=100) Vehicle (N=48) Patients 15 From of ters 9.8% Let 10 Percentage ETDRS 5 15 ≥ ITT Population 0 ETDRS, Early Treatment Diabetic Retinopathy Study; ITT, intention-to-treat. Data, analysis and conclusions are preliminary, and subject to change as full analysis is ongoing. 16

27% of OCS-01 Patients with ≥ 3-Line Improvement in BCVA at Week 12 3-line (15 letter) improvement in BCVA deemed highly clinically relevant Vision Gainers Analysis at Week 12 ≥ 15-Letter Gain 30 27.4% to P = 0.009 25 Gaining Baseline OCS-01 (N=100) 20 Vehicle (N=48) From12 Patients 15 of ters Week Let ETDRS 10 7.5% Percentage 15 5 ≥ 0 OCS-01 Vehicle ITT Population ETDRS, Early Treatment Diabetic Retinopathy Study; ITT, intention-to-treat. Data, analysis and conclusions are preliminary, and subject to change as full analysis is ongoing. 17

63.6 Î¼m Reduction in CST Achieved with OCS-01 at Week 6 Central subfield thickness (CST) is a key metric used by physicians to manage DME patients CST as Assessed by Optical Coherence Tomography (OCT) 20 10 Vehicle 5.5 µ m OCS-01 CST 0 in 6, OCS-01 (N = 100) -10 Vehicle (N = 48) Week -20 Changeto P < 0.0001 -30 SE) (95% CI, -97.7, -40.5) -40 (± Baseline -50 Mean -60 LS From -70 -63.6 -80 Loading Phase (week 6), ITT Population CI, confidence interval; CST, central subfield thickness; ITT, intention-to-treat; LS, least squares; SE, standard error. Multiple imputations for missing data. Imputation rules are applied based on a pattern-mixed model approach. 18 Data, analysis and conclusions are preliminary, and subject to change as full analysis is ongoing.

Reduction in CST Achieved with OCS-01 Sustained to Week 12 Rapid improvements in CST with loading dose regimen sustained with maintenance regimen CST as Assessed by Optical Coherence Tomography (OCT) Loading Phase (6x/day) Maintenance Phase (3x/day) 30 20 10.2 10 5.50 From 1.10 CST 0 -1.40 in -10 -16.00 µm -20 OCS-01 (N = 100) Change -30 Vehicle (N = 48) SE) Baseline, -40 P < 0.0001 (± -50 (95% CI, -97.7, -40.5) P = 0.004 Mean -60 -53.50 -59.0 -61.40 -63.60 -61.60 (95% CI, -76.8, -14.4) -70 LS -80 0 2 4 6 Weeks 8 12 BCVA, best corrected visual acuity; CI, confidence interval; ETDRS, Early Treatment Diabetic Retinopathy Study; ITT, intention-to-treat; LS, least squares; SE, standard error. imputations for missing data. Imputation rules are applied based on a pattern-mixed model approach. 19 Data, analysis and conclusions are preliminary, and subject to change as full analysis is ongoing.

No Unexpected Safety Findings Treatment Emergent Adverse Events Treatment Emergent Serious Adverse Events (SAE) OCS-01 (N = 100) Vehicle (N = 48) OCS-01 (N = 100) Vehicle (N = 48) n (%) n (%) n (%) n (%) Any TEAE 70 (70.0) 30 (62.5) Any ocular SAE 1 (1.0) 0 Diabetic retinal edema 10 (10.0) 9 (18.8) Intraocular pressure increased 14 (14.0) 1 (2.1) Vitreous 1 (1.0) 0 haemorrhage Hypertension 10 (10.0) 1 (2.1) Ocular hypertension 8 (8.0) 0 Any non-ocular 4 (4.0) 3 (6.3) Macular edema 2 (2.0) 4 (8.3) SAE COVID-19 2 (2.0) 2 (4.2) Death 1 (1.0) 0 Dry eye 3 (3.0) 1 (2.1) Diabetes mellitus 3 (3.0) 0 • None of the SAEs reported were deemed Dizziness 3 (3.0) 0 Dysgeusia 3 (3.0) o related to study drug Nasopharyngitis 2 (2.0) 1 (2.1) • No evidence of cataract formation up to 12 Type 2 diabetes 2 (2.0) 1 (2.1) weeks Visual acuity reduced 1 (1.0) 2 (4.2) Vitreous haemorrhage 2 (2.0) 1 (2.1) Arthralgia 2 (2.0) 0 Blood glucose increased 2 (2.0) 0 TEAE, treatment-emergent adverse event. Data, analysis and conclusions are preliminary, and subject to change as full analysis is ongoing. 20

IOP Increase Consistent with Literature OCS-01 Vehicle n=100 n=48 n (%) n (%) Any IOP related AE 22/100 (22.0) 1/48 (2.1) 10 mmHg IOP change from baseline at any visit 16/97 (16.5) 0/47 (0) Higher than 25 mmHg IOP at any visit 19/97 (19.6) 1/47 (2.1) Higher than 35 mmHg IOP at any visit 1/97 (1.0) 0/47 (0) IOP lowering medications administered for AE 11/22 1/1 Data, analysis and conclusions are preliminary, and subject to change as full analysis is ongoing. 21

Minimal Mean IOP Increase is Similar Across Loading and Maintenance 35 Loading Phase (6x/day) Maintenance Phase (3x/day) 30 From OCS-01 (N = 100) 25 IOP Vehicle (N = 48) Hg in 20 mm Change 15 10 2.79 Baseline, 2.39 2.1 (SD) 1.61 5 0.64 0.0 0.44 0.08 Mean 0 -0.05 -5 -0.17 2 4 6 8 12 Weeks IOP, intraocular pressure. Mean (SD) baseline IOP: OCS-01, 15.3 (3.1) mm Hg; vehicle, 14.7 (3.0) mm Hg. Data, analysis and conclusions are preliminary, and subject to change as full analysis is ongoing. 22

OCS-01 Met Primary and Secondary Endpoints in Ph 3 Stage 1 OCS-01 Vehicle Vehicle Adjusted P Value (n = 100) (n = 48) Change Mean Change in BCVA at Week 6 +7.2 letters +3.1 letters +4.1 letters 0.007 Mean Change in BCVA at Week 12 +7.6 letters +3.7 letters +3.9 letters 0.016 % with 3-line gain in BCVA at Week 6 25.3% 9.8% 15.5% 0.015 % with 3-line gain in BCVA at Week 12 27.4% 7.5% 19.9% 0.009 Mean Change in CST at Week 6 -63.6 m +5.5 m -69.1 m < 0.0001 Mean Change in CST at Week 12 -61.6 m -16.0 m -45.6 m 0.004 No unexpected safety findings observed Next Step: Continuation of Ph 3 program to support NDA filing for treatment of DME 23

OCS-01 | Next Step: Phase 3 DME Trial Stage 2 Two global Ph 3 trials (N = 350-450 each) to support NDA filing for treatment of DME Key Enrollment Criteria Age 18-85 years N = 350 – 450 per trial 52 weeks No participation in Stage 1 Confirmed diagnosis of DME OCS-01: 6x/day weeks 1—6; 3x/day weeks 7—52 Diabetes mellitus 1 and 2 R ETDRS BCVA letter score: 24—65 Vehicle: 6x/day weeks 1—6; 3x/day weeks 7—52 1:1 Retinal thickness (CST) ≥ 310 µm Anti-VEGF and corticosteroid End of Trial naïve or agree to washout Washout (if needed): 3—6 months 1:1 6-week loading phase followed by 46-week maintenance phase depending on prior treatment Randomization Assessments at baseline, weeks 2, 4, 8, 16, 24, 36 and 52 Endpoints Anticipated Timelines 1â° endpoint: Change in BCVA ETDRS letter score at wk 52 Stage 2 Start: 2H 2023 Key 2â° endpoint: % with ≥ 3-line gain in BCVA at wk 52 2â° endpoint: Change in CST as measured by SD-OCT(1) at wk 52 (1) Spectral Domain Optical Coherence Tomography 24 .

Summary

OCS-01 Ph 3 Stage 1 Recap • Trial objectives met: Results validated loading and maintenance regimen to optimize OCS-01 efficacy potential in DME with robust statistical significance • OCS-01 met all Functional and Clinical benefit endpoints in a robust, statistically superior manner (in 3-month trial): • Improvement of visual acuity (Functional Endpoint) • Increase in proportion of patients with a 3-line or greater gain (Clinical Benefit Endpoint) • Reduction in macular edema as measured by OCT imaging (Pharmacodynamic Endpoint) • No unexpected safety findings observed Next Step: Commence Stage 2 of Ph 3 program to support NDA filing of OCS-01 for DME treatment 26

Innovative, Diversified and Late-stage Pipeline

Oculis

Product Candidate(s)	Investigational Indication(s)	Pre-clinical / Phase 1 / Phase 2 / Phase 3	Next Catalysts 2023	Next Catalysts 2024
OCS-01 Optireach® technology	DIABETIC MACULAR EDEMA	Phase 3	1º endpt. met Stage 1	
	INFLAMMATION AND PAIN FOLLOWING OCULAR SURGERY	Phase 3	Ph3 readout	NDA
	CYSTOID MACULAR EDEMA	Phase 2		PoC readout
OCS-02 Anti TNF	DRY EYE DISEASE	Phase 2		Ph2b readout
	UVEITIS	Phase 2		Ph2b readout
OCS-05 SGK2 Activator	ACUTE OPTIC NEURITIS	Phase 2		PoC readout
	GLAUCOMA	Pre-clinical		
	GEOGRAPHIC ATROPHY	Pre-clinical		
	DIABETIC RETINOPATHY	Pre-clinical		
	NEUROTROPHIC KERATITIS	Pre-clinical		
OCS-03	CORNEAL NV, PTERYGIUM	Pre-clinical		
OCS-04	CORNEAL TRANSPLANT	Pre-clinical		
(Undisclosed)	Wet-AMD[1], RVO[2], DR[3]	Pre-clinical		

OCS-01 is based on the OPTIREACH® technology, OCS-02 is a single chain antibody fragment (ScFv) against TNFα and OCS-05 is a SGK-2 activator peptidomimetic small molecule with novel MoA targeting the activation of the trophic factor pathways.
(1) Age-related macular degeneration (AMD).
(2) Retinal Vein Occlusion (RVO).
(3) Diabetic Retinopathy (DR).

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Uniquely Positioned to Build Significant Value

Oculis

Targeting critical unmet needs in 3 major ophthalmology segments

- OCS-01: 1st Eye drop for Diabetic Macular Edema (DME) in Ph3
- OCS-02: 1st Biologic eye drop for Dry Eye Disease (DED) in Ph2b

  (upside potential from biomarker-driven precision medicine approach)
- OCS-05: 1st Neuroprotective agent for neuro-retina treatments in PoC

Near-term value inflection points expected

2023

- ✓ OCS-01 DME Phase 3 (Stage 1) readout
- OCS-01 Ocular Surgery Phase 3 readout

2024

- OCS-01 Ocular Surgery NDA
- OCS-01 CME[1] PoC readout
- OCS-02 DED Phase 2b readout
- OCS-02 Uveitis Phase 2b readout
- OCS-05 AON[2] PoC readout

(1) Cystoid Macular Edema (CME).
(2) Acute Optic Neuritis (AON).

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Our Purpose To drive innovation to save sight and improve eye care

Q&A Session Moderated by: Dr. Pravin Dugel Director, Oculis Holding AG 30